NON-COMPETITITON AGREEMENT

THIS AGREEMENT is made as of the 10th day of December, 2008.

BETWEEN:

PROVIANT TECHNONOLGIES, INC. (hereinafter called the “Vendor”)

- and-

SPORTS SUPPLEMENT ACQUISITION GROUP, INC. (hereinafter called the “Corporation” or “SSAG”)

WHEREAS SSAG has entered into an Asset Purchase, Technology Transfer and License Agreement (the “Purchase Agreement”) dated as of December 10, 2008, whereby SSAG shall purchase certain assets of the Vendor;

AND WHEREAS consummation of the transactions contemplated by the Purchase Agreement by SSAG is conditional on, inter alia, the execution and delivery of this Agreement by the Vendor;

AND WHEREAS the Vendor is a party to the Purchase Agreement and is obtaining consideration thereunder;

NOW, THEREFORE, in order to facilitate the consummation of the transactions contemplated by the Purchase Agreement, in consideration of the sum of Ten Dollars ($10.00) and in consideration of the premises and the covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereto acknowledge, agree and covenant as follows:

ARTICLE 1
INTERPRETATION

1.1         Definitions

In this Agreement, unless otherwise defined here, capitalized terms shall have the meanings given to such terms in the Purchase Agreement  Certain other terms are defined in this Agreement, including the recitals and this Section, and the words and phrases set forth below shall have the following meanings, namely:

“Current Businesses Acquired by SSAG” means the business of the Vendor with respect to the sale of the Products solely in the sports nutrition market;

“Proprietary Information” means confidential information owned, controlled or in the possession of the Corporation and the Vendor, including, without limitation:

(i)
trade secrets and confidential or proprietary information, knowledge, documents or materials owned, developed or possessed by the Corporation or the Vendor, whether in tangible or intangible form, which are not publicly disseminated information; and

(ii)
information pertaining to the Corporation’s or the Vendor’s research, operations, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, and their respective preferences, businesses or habits), business relationships (including those with suppliers and others), products (including prices, costs, markets, sales or contents), mailing lists, marketing or sales strategies, financial information or measures, business methods, future business plans, databases, matters of a technical nature (including know-how, data, formulae, secret processes and designs and models), operating procedures, knowledge of the Corporation’s or the Vendor’s organization, and other information owned, developed or possessed by or on behalf of the Corporation but does not include information, knowledge, documents or materials which become public knowledge through no fault or omission of the Vendor.

Notwithstanding the foregoing, Proprietary Information shall not include information that is or becomes a part of the public domain through no direct or indirect act or omission of the Vendor.

“Purchase Agreement” has the meaning ascribed to that term in the recitals;

“Products” has the meaning given to such term in the Purchase Agreement;

“Restricted Period” has the meaning ascribed to that term in Section 3.1; and

“Territory” means the world.

1.2         Articles, Sections and Headings

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise stated specifically in this Agreement, any reference in this Agreement to an Article, Section or subsection refers to the specified Article, Section or subsection of this Agreement.

1.3         Rules of Construction

Unless the context otherwise requires:

(a)	words importing the singular number only shall include the plural and vice versa and words including the masculine gender shall include the feminine and neuter genders and vice versa; and

(b)	the word “including” means including without limitation.

ARTICLE 2
PROPRIETARY AND CONFIDENTIAL INFORMATION

2.1         Proprietary Information

The Vendor acknowledges and agrees that:

(a)	it is privy to the Proprietary Information;

(b)	the Proprietary Information is unique and valuable to the Corporation; and

(c)	the Corporation would suffer irreparable injury if the Proprietary Information, or any portion thereof, was divulged to those in competition with the Corporation.

2.2         Confidentiality

Except with the prior written approval of SSAG, the Vendor shall not:

(a)	directly or indirectly, disclose any Proprietary Information to any person except authorized personnel of SSAG or the Vendor or as required by law; nor

(b)	publish or make use of any Proprietary Information in any manner whatsoever.

2.3         Disclosure of Proprietary Information

Prior to any disclosure of the Proprietary Information which is required by law, the Vendor, if permitted by law, shall give SSAG reasonable prior notice of any such disclosure, and, if requested by and at the expense of SSAG, shall permit and co-operate with any effort by SSAG to obtain a protective order or similar protection. SSAG shall reimburse the Vendor for all reasonable costs it incurs in assisting SSAG in seeking such an order.

ARTICLE 3
NON-COMPETITION

3.1         Non-Competition

              For a period commencing on the Closing Date and continuing thereafter until the seventh  anniversary of the Closing Date (the “Restricted Period”), the Vendor agrees that it shall not, directly or indirectly, whether through a corporation, subsidiary or otherwise, individually or in partnership, jointly or in conjunction with any person, firm, association, syndicate, corporation or any other entity, whether as principal, agent, employer, consultant, partner, or otherwise, do any of the following without the consent of SSAG:

(a)	compete with the Current Business Acquired by SSAG within the Territory;

(b)
lend money to, guarantee the debts and obligations of, invest in, or have any other interest in (whether financial or otherwise) any person or entity engaging in any business within the Territory which is competitive with the Current Business Acquired by SSAG;

(c)	directly or indirectly solicit or attempt to solicit any employee of the Corporation for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Corporation;

(d)
directly or indirectly solicit or attempt to solicit, without the prior written consent of SSAG, not to be unreasonably withheld, any business or non-employee of SSAG providing consulting, marketing or other services to the Corporation or to not provide or cease to provide such services to the Corporation;

(e)	directly or indirectly take any action which could reasonably result in the relations between the Corporation and its suppliers or customers to be impaired; or

(f)
directly or indirectly take any action which could reasonably be foreseen to be detrimental to the Corporation, except that the Vendor may exercise or enforce any of its rights and remedies against the Corporation arising under this Agreement, the Purchase Agreement, the Transaction Agreements or any other agreements entered into between the Vendor and the Corporation.

Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and understand that the Vendor may continue, without restriction hereunder, (a) to market to third parties 6-OXO, 11-OXO, 1-AD and Geranamine as ingredients, and not as stand alone products, that, when combined with other active ingredients, render such third party formulations distinctively different from any of the Products (provided that the Corporation acknowledges that all third party products containing any of the aforementioned ingredients of the Vendor as of the date of this Agreement constitute distinctively different formulations), (b) to develop and sell under its own label or otherwise any products to be marketed outside of the sports nutrition market, and (c) subject to the terms of that certain Right of First Refusal Agreement dated of even date herewith by and between the parties, to market any new proprietary ingredient, whether as a stand alone product or an ingredient, in the sports nutrition market or otherwise.

3.2         Material Interest

The Vendor agrees that the Corporation has a material interest in preserving the relationships the Current Business Acquired by SSAG has developed with customers against impairment by competitive activities of an existing or former director, officer, employee, consultant or shareholder and Vendor shall use reasonable commercial efforts to preserve such relationships for the benefit of the Corporation. Accordingly, the Vendor agrees that the restrictions and covenants in Articles 2 and 3 and the Vendor’s agreement to such restrictions and covenants as evidenced by its execution of this Agreement constitute a material inducement to SSAG entering into this Agreement and the Purchase Agreement and that SSAG would not enter into this Agreement nor the Purchase Agreement absent these inducements.

3.3         Independent Covenants

The Vendor agrees that the restrictions and covenants contained in Articles 2 and 3 are reasonable and necessary for the protection of the Corporation and each shall be construed independently of any provisions of this Agreement and the existence of any claim or cause of action by the Vendor against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants or restrictions in this Agreement; provided however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, this decision shall not affect any other covenants or provisions of this Agreement or the application of any other covenant or provision in respect of each year during which the other covenants or provisions are to continue.

ARTICLE 4
INJUNCTIVE RELIEF

4.1          Injunctive Relief

The parties agree that as set out in Sections 3.2 and 3.3, the provisions of Articles 2 and 3 are essential and reasonable for the protection of the Corporation and, if breached, will result in irreparable harm to the Corporation. Without prejudice to any and all remedies which may be available to the Corporation, at law or in equity, injunctive relief is the only sufficient relief for a breach of the covenants of the Vendor under Articles 2 or 3 and the Vendor hereby agrees that the Corporation shall be entitled to injunctive relief, including an interim injunction, in any court of competent jurisdiction, to enforce any of the covenants of the Vendor in this Agreement, upon the breach or threatened breach thereof, together with reimbursement of all reasonable solicitor and client fees and other expenses incurred in connection therewith.

ARTICLE 5
MISCELLANEOUS

5.1         Further Assurances

Each of the parties to this Agreement will, from time to time and at all times hereafter, but without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

5.2         Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

5.3         Counterparts

This Agreement may be executed in one or more counterparts, including facsimile transmission thereof, each of which shall be deemed an original and when so executed all such counterparts taken together shall form one agreement and shall be valid and binding on all parties to this Agreement.

5.4         Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and there are no other written or verbal agreements or representations, warranties or covenants related hereto. This Agreement is separately enforceable.

5.5         No Waiver

The failure of any party to this Agreement to insist upon strict performance of a covenant in this Agreement or of any obligation in this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation in this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or of any other obligation in this Agreement.

5.6         Enurement

This Agreement shall be binding upon and shall enure to the benefit of each of the parties to this Agreement and their respective trustees, receivers, legal representatives, successors and assigns.

5.7         Notices

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopy, facsimile or overnight courier, or mailed by registered mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

Proviant Technologies, Inc.
309 W. Hensley Rd.
Champaign, Illinois  61826
Fax:  (217) 398-0002
Attention: Ramlakhan Boodram, President

Sports Supplement Acquisition Group, Inc.
2348 Lucerne Road, Suite 172
Mount-Royal, QC H3R2J8
Fax: (514) 735-0012
Attention: James Klein, Chief Executive Officer

Notices delivered personally or by telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and notices delivered by overnight courier shall be deemed delivered one day after the date of sending. Any notice sent by mail will be promptly confirmed by telecopy.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the day and year first above written.

PROVIANT TECHNOLGIES, INC.		SPORTS SUPPLEMENT ACQUISITION GROUP, INC.

Per:	/s/ Ramlakhan Boodram	Per:	/s/ James Klein
Name: Ramlakhan Boodram		Name: James Klein
Title: President		Title: President